Exhibit 1.01
Conflict Minerals Report
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Introduction

This Conflict Minerals Report (“Report”) of Veoneer, Inc. (“Veoneer” or the “Company” or “we”) for the year ended December 31, 2018 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule”). Defined terms in this Report that are not otherwise defined herein are defined in the Rule and SEC Release No. 34-67716 issued by the Securities and Exchange Commission on August 22, 2012.

On June 29, 2018, the Company became a stand-alone public company after Autoliv, Inc. (“Autoliv”) completed the separation of its electronics businesses (the "Spin-off"). For purposes of this Form SD, the “Company” includes Autoliv’s electronics business with respect to the work performed prior to the Spin-off and the Company for the work performed following the Spin-off.

Conflict Minerals Program

Overview

Veoneer develops, manufactures and supplies active safety electronics products to the automotive industry. As a supplier of automotive safety electronics products, we are knowledgeable of the design and material content of our products and the processes used to produce them. As a result, we have determined that many of our products contain gold, columbite-tantalite (coltan), cassiterite, wolframite, and their derivatives, tantalum, tin and tungsten (collectively, the “Covered Minerals”) necessary to the functionality or production of those products.

Pursuant to the Rule, we undertook a reasonable country of origin inquiry (“RCOI”) and performed due diligence measures on the source and chain of custody of the necessary Covered Minerals in our products that we had reason to believe may have originated from the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively defined as the “Covered Countries”) and may not have come from recycled or scrap sources, to determine whether such products were “DRC conflict free”. We use the term “conflict free” in this Report in a broader sense to refer to suppliers, supply chains, smelters and refiners whose sources of Covered Minerals did not or do not directly or indirectly finance or benefit armed groups in the Covered Countries.

Policy

As part of the company management systems described further below, we implemented a Conflict Minerals policy that prohibits human rights abuses associated with the extraction, transport or trade of minerals. We also prohibit any direct or indirect support to non-state armed groups or security forces that illegally control or tax mine sites, transport routes, trade points or any upstream actors in the supply chain. We require the parties in our supply chain to agree to follow the same principles and we are working with our supply chain to improve traceability of minerals and ensure responsible sourcing. Suppliers who manufacture components, parts, or products containing Covered Minerals must commit to only sourcing those materials from environmentally and socially responsible sources. A link to Veoneer’s Policy on Conflict Minerals can be found at https://www.veoneer.com/en/governance. The websites referenced herein and the information accessible through such websites are not incorporated into this specialized disclosure report.

Description of Products

As of December 31, 2018, we operated our core business along two operating segments: Electronics and Brake Systems.

Our Electronics reporting segment consists of our active safety and restraint control systems product areas. Our Brake Systems reporting segment consists of our brake systems products, which are products developed by Veoneer-Nissin Brake Systems (VNBS), our joint venture with Nissin Kogyo.

Active Safety Products

Active safety systems are designed to intervene before a collision to make accidents avoidable or reduce the severity of the crash in addition to making driving easier as well as more comfortable and convenient.

We develop, manufacture and sell radar and vision technologies that monitor the environment around a vehicle with features that adjust engine output and steering or braking to avoid accidents. The goal of active safety technologies is to provide early warnings to alert drivers to take timely and appropriate action or trigger intelligent systems that affect the vehicle’s motion using braking and steering to avoid accidents, as well as to increase the comfort and convenience of driving. Active safety systems can also improve the effectiveness of the restraint control systems which combine hazard information with traditional crash-sensing methods.

Active safety functions include: Autonomous Emergency Braking, which brakes a vehicle autonomously; Adaptive Cruise Control, which keeps and adjusts the vehicle’s pre-set speed to keep a pre-set distance from vehicles ahead; Traffic Jam Assist and Highway Assist, which takes control of braking and acceleration in slow-moving traffic and highway speed, respectively; Forward Collision Warning; Blind Spot Detection; Rear Cross-Traffic Assist; Lane Departure Warning; Lane Centering Assist, Traffic Sign Detection; Light Source Recognition; Driver Monitoring for attention and drowsiness; Vehicle-to-Vehicle and Vehicle-to-Infrastructure communication; and Night Driving Assist.

Restraint Control Systems

The restraint control system is the brain triggering a vehicle’s passive safety system in a crash situation. Restraint control systems consist of a restraint electronic control unit (“ECU”) and related remote crash sensors, including acceleration and pressure sensors. The ECU’s algorithms decide when a seatbelt pretensioner should be triggered and an airbag system should be deployed.

Brake Systems

Our Brake Systems reporting segment consists of our brake systems product area, which are those products developed by VNBS which provide brake control and actuation systems. VNBS provides products for both traditional and new braking systems which we see as building blocks in the actuator area towards highly automated driving.

VNBS supplies brake systems, including the brake booster, hydraulic proportioning valves and electronic control module with sensors. The control module can modulate the brake pressure applied on each wheel individually to maintain optimum braking and offers features like Electronic Stability Control (“ESC”), Anti-locking Brakes (“ABS”) and Traction Control System.

Following completion of our due diligence measures, as described below, it was determined that, like many of our peers in the automotive industry, Veoneer’s products contain Covered Minerals. Veoneer considers these Covered Minerals necessary to the functionality or production of a significant portion of our manufactured products in both of its operating segments.

Design of Conflict Minerals Program

We adopted a policy and methodology in accordance with the Organisation for Economic Co-Operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the related Supplements on Tin, Tantalum and Tungsten and on Gold (the “OECD Framework”), specifically as it relates to our position as a “downstream” purchaser. The five steps of this framework include: (1) establishing strong company management systems, (2) identifying and assessing risk in the supply chain, (3) designing and implementing a strategy to respond to identified risks, (4) carrying out independent third-party audits of smelter/refiner’s due diligence practices and (5) reporting annually on supply chain due diligence.

Description of RCOI

Veoneer conducted an internal analysis to identify products for which Covered Minerals are necessary to the functionality or production of such product and mapped them to their respective suppliers. The 2018 inquiry began with identifying the in-scope suppliers from the inquiry performed the previous year by our predecessor, Autoliv, Inc., that are still relevant to Veoneer and have not been phased out as an active supplier. In addition to this population, as a base for the identification process we used the International Material Data System (the “IMDS Database”) as well as Veoneer’s internal purchasing department database. This process allowed Veoneer to identify in-scope products and the corresponding suppliers, and to supplement any deficiencies in the IMDS Database with the additional information found in the internal database. Through this process, Veoneer identified in total 141 active suppliers who may provide us with products that incorporate Covered Minerals.

The Company then surveyed the identified suppliers using the Automotive Industry Action Group’s “iPoint” platform, which is based on the Conflict Minerals Reporting Template (commonly known as the “CMRT”) published by the Responsible Minerals Initiative (“RMI”) as part of its Responsible Minerals Assurance Process (“RMAP”). For those suppliers not able to use the iPoint platform the Company contacted them directly with the CMRT request. Based on this RCOI and the report of its third-party consultant, the Company had reason to believe that some of the Company’s necessary Covered Minerals may have originated in the Covered Countries and may not have come from recycled or scrap sources. Accordingly, the Company performed due diligence on its supply chain for calendar year 2018, as described in further detail below.

Due Diligence Measures

1.Establish Strong Company Management Systems (OECD Step 1)

•	Assembled a team of individuals from various relevant functions within the organization to develop and support the process of supply chain due diligence.

•	Implemented procedures to collect data on Covered Minerals and to aid in the visibility into the Covered Minerals supply chain.

•	Adopted and communicated a company policy on Covered Minerals to employees and suppliers.

•	Prepared an informative letter to suppliers describing Veoneer’s position and requirements with regard to Covered Minerals.

•
Incorporated into the “Veoneer Supplier Manual” a policy that all new suppliers sign an acknowledgment letter confirming that they understand that all the requirements described in the Veoneer Supplier Manual are mandatory in the supplier’s business relationship with Veoneer.

2.	Identify and assess risk in the supply chain (OECD Step 2)

•
Reviewed responses from suppliers and performed multiple follow-up communications with suppliers who had not responded to Veoneer’s inquiry by a certain date or who provided incomplete and/or inconsistent and possibly incorrect responses.

•
Engaged a third party to support, review and process the Company’s supplier response data. The design of this third party’s processes was independently reviewed by an outside party against the requirements of Step 2 of the OECD Due Diligence Guidance. The third party performed due diligence in support of the Company’s Conflict Minerals process, which included:

(i) direct engagement of the smelter/refiner to attempt to obtain information regarding whether or not the smelter/refiner sources from the Covered Countries;

(ii) for smelters/refiners that declared directly or through their relevant industry association that they did not source from the Covered Countries, and had not received a “conflict free” designation through the RMAP, a review of publicly available information to determine if there was any contrary evidence to the smelter’s/refiner’s declaration (the sources reviewed included: Public internet search (Google) of the facility in combination with each of the covered countries, and a review of specific NGO publications such as Enough Project, Global Witness, Southern Africa Resource Watch, Radio Okapi and the most recent UN Group of Experts report on the DRC); and

(iii) for smelters that did not respond to direct engagement, a review of publicly available sources to determine if there was ‘any reason to believe’ that the smelter may have sourced from the Covered Countries during the reporting period.

3.	Design and implementation of a strategy to respond to identified risks (OECD Step 3)

•
Analyzed the results of the RCOI and, specifically, the responses that contained information causing Veoneer to have a reason to believe that Covered Minerals in its products may have come from the Covered Countries and from smelters were not currently RMAP conformant, and subsequently designed and implemented a strategy to respond to such risks.

•
Established the Company’s Supplier Manual to include a Conflict Minerals section, and implemented procedures within the purchasing process to identify non-compliant suppliers and respond to supply chain risks.

•	Provided periodic progress reports to supply chain management regarding the status of supply chain due diligence.

4.	Independent third-party audits of smelter/refiner’s due diligence practices (OECD Step 4)

•
Since smelter/refinery facilities are the key bottleneck in the global supply chain for minerals, Veoneer monitors the list of facilities that received a “conflict free” designation through the RMAP, the London Bullion Market Association, the Responsible Jewellery Council or other independent third-party audit programs, which designations provide due diligence information on the Covered Minerals sourced by such facilities. Due to the fact that Veoneer, as a downstream purchaser of products, is several steps removed from the smelters/refiners, it has no direct commercial relationships with smelters/refiners. Therefore, Veoneer determined that auditing smelters/refiners at this time would be inappropriate and impracticable and is instead relying on lists of certified conflict free smelters/refiners published by third-parties that have conducted such audits.

5.	Report annually on supply chain due diligence (OECD Step 5)

•
Veoneer has compiled its results and filed this report in accordance with Rule 13p-1 through the use of the Form SD and the attachment of this Report. Veoneer reports annually, and these reports will be available on Veoneer’s corporate website at: https://www.veoneer.com/en/supply-chain.

Due Diligence Results for the 2018 Calendar Year

For the reporting period January 1 to December 31, 2018, following our reasonable country of origin inquiry and our due diligence process, we have reason to believe that a portion of the conflict minerals used in our products originated from the Covered Countries.

Veoneer’s Conflict Minerals process, as described above, allowed Veoneer to identify in-scope products and the corresponding suppliers. Veoneer then conducted a RCOI by surveying 141 identified suppliers, and received survey responses from 100% of suppliers that were surveyed. However, the responses were not all satisfactory in all material respects due to incomplete or inconsistent data; therefore, we were unable to determine with certainty the origin of some of the Conflict Minerals used in our products. Based on the information collected in our RCOI and due diligence process (and after correction, review and removal of duplicates or otherwise unverified facilities), we determined that the necessary Covered Minerals in our products are processed by our suppliers within 301 smelter/refinery facilities which are on the known smelter lists provided by the RMI, as further described below and in Annex I. We believe thirty-five (35) of these smelters are sourcing, or there is reason to believe they may be sourcing, from the Covered Countries. All of these thirty-five (35) smelters have received a “conflict free” designation through the RMAP.

Validation under the RMAP process has been accepted by our industry as a reputable standard for determining whether a smelter or refiner processes conflict minerals that directly or indirectly finance or benefit armed groups. We rely on the independent third-party audits conducted pursuant to the RMAP as furnishing a reasonable basis to conclude that smelters and refiners validated under such program have control procedures that prevent them from directly or indirectly financing or benefiting armed groups operating in the Covered Countries. Because of industry acceptance of the RMAP Veoneer found there was no need to independently determine that these validated smelters and refiners sourced conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries
Limitations and Risks in our Inquiry

The due diligence measures we have undertaken may provide only reasonable, but not certain, assurance regarding the source of the necessary Covered Minerals in our products. These measures are dependent on the data supplied by our direct suppliers and the data that those suppliers gather from within their supply chains to identify the original sources of the necessary Covered Minerals. Our assessment is also dependent on the sufficiency of the efforts undertaken and provided by independent third-party audit and verification programs, which may yield inaccurate or incomplete information.

The limitations described above may lead to certain risks, including, but not limited to: insufficiencies in product or product content information, insufficiencies in smelter data, omission or misidentification of suppliers in responses, errors or omissions by smelters in providing correct data to suppliers, lack of understanding regarding regulatory requirements for Covered Minerals disclosures to the SEC and insufficiencies in supplier education and knowledge, errors in or insufficiency of public data, inability of suppliers to provide information on a product-by-product basis, lack of timeliness of data, language barriers and translation, oversights or errors in conflict free smelter audits and smuggling of Covered Minerals to countries beyond the Covered Countries.

Future Initiatives

The due diligence process discussed above is an ongoing process. As Veoneer continues to conduct due diligence on its products, it will continue to refine and improve procedures to meet the goals and adhere to values set forth in Veoneer’s Policy on Conflict Minerals. We currently expect that these improvements will include: (i) regular meetings with legal, quality, and supply chain team members responsible for execution of Veoneer’s Policy on Conflict Minerals, (ii) periodic reporting to management and the Audit Committee of the Company’s Board of Directors regarding the status of supply chain due diligence, (iii) improved documentation between the Company and its suppliers, and, (iv) engaging with suppliers to encourage compliance with Veoneer’s Policy on Conflict Minerals and consideration of a process for de-sourcing high risk or noncompliant suppliers.

As permitted by Rule 13p-1 and the SEC’s guidance with respect thereto, this Conflict Minerals Report was not subjected to an independent private sector audit.

Caution Concerning Forward-Looking Statements

Certain statements in this Report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by law.

ANNEX 1

Covered Mineral	Smelter Name
Gold	Abington Reldan Metals, LLC
Gold	Advanced Chemical Company
Gold	Aida Chemical Industries Co., Ltd.
Gold	Al Etihad Gold Refinery DMCC
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Mineração
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asahi Refining Canada Ltd.
Gold	Asahi Refining USA Inc.
Gold	Asaka Riken Co., Ltd.
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	AU Traders and Refiners
Gold	Aurubis AG
Gold	Bangalore Refinery
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	C. Hafner GmbH + Co. KG
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Cendres + Métaux S.A.
Gold	Chimet S.p.A.
Gold	Chugai Mining
Gold	Daejin Indus Co., Ltd.
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	DODUCO Contacts and Refining GmbH
Gold	Dowa
Gold	DS PRETECH Co., Ltd.
Gold	DSC (Do Sung Corporation)
Gold	Eco-System Recycling Co., Ltd.
Gold	Emirates Gold DMCC
Gold	Geib Refining Corporation
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
Gold	Great Wall Precious Metals Co., Ltd. of CBPM
Gold	Guangdong Jinding Gold Limited
Gold	Gujarat Gold Centre
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	HeeSung Metal Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Metals Hong Kong Ltd.
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Hunan Chenzhou Mining Co., Ltd.
Gold	HwaSeong CJ Co., Ltd.

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Italpreziosi
Gold	Japan Mint
Gold	Jiangxi Copper Co., Ltd.
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralelectromed
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kazakhmys Smelting LLC
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	KGHM Polska MiedŸ Spó³ka Akcyjna
Gold	Kojima Chemicals Co., Ltd.
Gold	Korea Zinc Co., Ltd.
Gold	Kyrgyzaltyn JSC
Gold	Kyshtym Copper-Electrolytic Plant ZAO
Gold	L'azurde Company For Jewelry
Gold	L'Orfebre S.A.
Gold	Lingbao Gold Co., Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	LS-NIKKO Copper Inc.
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold	Marsam Metals
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	MMTC-PAMP India Pvt., Ltd.
Gold	Modeltech Sdn Bhd
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.
Gold	Navoi Mining and Metallurgical Combinat
Gold	NH Recytech Company
Gold	Nihon Material Co., Ltd.
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)
Gold	OJSC Novosibirsk Refinery
Gold	PAMP S.A.
Gold	Pease & Curren
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Planta Recuperadora de Metales SpA
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox S.A.
Gold	Rand Refinery (Pty) Ltd.

Gold	Refinery of Seemine Gold Co., Ltd.
Gold	Remondis Argentia B.V.
Gold	Republic Metals Corporation
Gold	Royal Canadian Mint
Gold	SAAMP
Gold	Sabin Metal Corp.
Gold	Safimet S.p.A
Gold	SAFINA A.S.
Gold	Sai Refinery
Gold	Samduck Precious Metals
Gold	SAMWON Metals Corp.
Gold	SAXONIA Edelmetalle GmbH
Gold	SEMPSA Joyería Platería S.A.
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.
Gold	Singway Technology Co., Ltd.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.
Gold	State Research Institute Center for Physical Sciences and Technology
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	SungEel HiMetal Co., Ltd.
Gold	T.C.A S.p.A
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	The Refinery of Shandong Gold Mining Co., Ltd.
Gold	Tokuriki Honten Co., Ltd.
Gold	Tongling Nonferrous Metals Group Co., Ltd.
Gold	Tony Goetz NV*
Gold	TOO Tau-Ken-Altyn
Gold	Torecom
Gold	Umicore Brasil Ltda.
Gold	Umicore Precious Metals Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.
Gold	Western Australian Mint (T/a The Perth Mint)
Gold	WIELAND Edelmetalle GmbH
Gold	Yamakin Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Yunnan Copper Industry Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum	Asaka Riken Co., Ltd.
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	D Block Metals, LLC
Tantalum	Exotech Inc.
Tantalum	F&X Electro-Materials Ltd.
Tantalum	FIR Metals & Resource Ltd.
Tantalum	Global Advanced Metals Aizu
Tantalum	Global Advanced Metals Boyertown
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.
Tantalum	H.C. Starck Co., Ltd.
Tantalum	H.C. Starck Hermsdorf GmbH
Tantalum	H.C. Starck Inc.

Tantalum	H.C. Starck Ltd.
Tantalum	H.C. Starck Smelting GmbH & Co. KG
Tantalum	H.C. Starck Tantalum and Niobium GmbH
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum	Jiangxi Tuohong New Raw Material
Tantalum	Jiujiang Janny New Material Co., Ltd.
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	KEMET Blue Metals
Tantalum	KEMET Blue Powder
Tantalum	LSM Brasil S.A.
Tantalum	Metallurgical Products India Pvt., Ltd.
Tantalum	Mineração Taboca S.A.
Tantalum	Mitsui Mining & Smelting
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	NPM Silmet AS
Tantalum	Power Resources Ltd.
Tantalum	QuantumClean
Tantalum	Resind Indústria e Comércio Ltda.
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemicals
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.
Tin	Alpha
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.
Tin	China Tin Group Co., Ltd.
Tin	CV Ayi Jaya
Tin	CV Dua Sekawan
Tin	CV Gita Pesona
Tin	CV United Smelting
Tin	CV Venus Inti Perkasa
Tin	Dowa
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	EM Vinto
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals
Tin	Gejiu Fengming Metallurgy Chemical Plant
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin	Guanyang Guida Nonferrous Metal Smelting Plant
Tin	HuiChang Hill Tin Industry Co., Ltd.
Tin	Huichang Jinshunda Tin Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)

Tin	Melt Metais e Ligas S.A.
Tin	Metallic Resources, Inc.
Tin	Metallo Belgium N.V.
Tin	Metallo Spain S.L.U.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Modeltech Sdn Bhd
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	Operaciones Metalurgical S.A.
Tin	Pongpipat Company Limited
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Prima Tin
Tin	PT Bangka Serumpun
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Inti Stania Prima
Tin	PT Karimun Mining
Tin	PT Kijang Jaya Mandiri
Tin	PT Lautan Harmonis Sejahtera
Tin	PT Menara Cipta Mulia
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Premium Tin Indonesia
Tin	PT Prima Timah Utama
Tin	PT Rajehan Ariq
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sukses Inti Makmur
Tin	PT Sumber Jaya Indah
Tin	PT Timah (Persero) Tbk Kundur
Tin	PT Timah (Persero) Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	Resind Indústria e Comércio Ltda.
Tin	Rui Da Hung
Tin	Soft Metais Ltda.
Tin	Super Ligas
Tin	Thaisarco
Tin	Tin Technology & Refining
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company Limited
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	ACL Metais Eireli

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck Smelting GmbH & Co. KG
Tungsten	H.C. Starck Tungsten GmbH
Tungsten	Hunan Chenzhou Mining Co., Ltd.
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.
Tungsten	Hydrometallurg, JSC
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	Moliren Ltd.
Tungsten	Niagara Refining LLC
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten	Philippine Chuangxin Industrial Co., Inc.
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Unecha Refractory Metals Plant
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Woltech Korea Co., Ltd.
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.